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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-152069) and Forms S-8 (File Nos. 333-144355, 333-144369, and 333-167445) of our reports dated November 10, 2010, relating to (i) the consolidated financial statements and financial statement schedule of Tyco Electronics Ltd. and subsidiaries and (ii) the effectiveness of Tyco Electronics Ltd. and subsidiaries' internal control over financial reporting appearing in this Annual Report on Form 10-K of Tyco Electronics Ltd. and subsidiaries for the year ended September 24, 2010.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
November 10, 2010

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  Exhibit 23.1